Exhibit 15.1

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, La. 70112

October 30, 2007

To the Board of Directors and Stockholders of McMoRan Exploration Co.:

We are aware of the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-144496, 333-121779, 333-95195 and 333-108408) and Forms S-8 (File Nos. 333-57484, 333-67485, 333-87380, 333-90170, 333-105533, 333-115335 and 333-124740) of  McMoRan Exploration Co. of our report dated October 30, 2007 relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that is included in its Form10-Q for the quarter ended September 30, 2007.

Very truly yours,

/s/Ernst & Young LLP